Exhibit 99

TITAN INTERNATIONAL, INC. ANNOUNCES PROPOSED OFFERING OF SENIOR NOTES

QUINCY, Ill. - December 13, 2006 - Titan International, Inc. today announced that it intends to commence an offering of $200 million aggregate principal amount of five-year senior notes subject to market and other customary conditions. The notes will be senior unsecured obligations of the company.
Titan intends to use the net proceeds from this offering to repay approximately $180 million of outstanding existing debt, excluding the 5.25% senior unsecured convertible notes. The company will use the remaining cash for general corporate purposes.
The notes, when offered, will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489